UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 10, 2020

K12 Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	LRN	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change in Control Severance Agreements

On June 10, 2020, K12 Inc. (the “Company”) entered into Executive Change in Control Severance Agreements (collectively, the “Agreements”), in a form previously approved by the Compensation Committee of the Board of Directors of the Company, with each of Timothy J. Medina, James J. Rhyu, Kevin P. Chavous, Shaun E. McAlmont and Vincent W. Mathis (each, an “Executive”). The Agreements replace and supersede each Executive’s current severance entitlements under any existing employment agreements or other arrangements with the Company to the extent such current severance entitlements apply in the event of the Executive’s termination in connection with a change in control of the Company.

The Agreements contain mutual non-disparagement provisions and require each Executive’s continued compliance with any non-competition, non-solicitation, non-disparagement, confidentiality or assignment of inventions covenants contained in any other agreement between the Company and the Executive.

For mutual consideration, the Agreements provide that, upon termination of the Executive’s employment by the Company without cause or the resignation of employment by the Executive for good reason, in either case, within two years following a change in control of the Company, the Executive will be entitled to receive, subject to the Executive signing and not revoking a general release of claims and the Executive’s continued compliance with certain restrictive covenants, (i) a lump sum severance payment in an amount equal to 1.5 times the standard severance the Executive would be entitled to receive under the Company’s then-prevailing severance practices and 1.5 times the Executive’s target annual bonus; (ii) reimbursement for the Company paid portion of the COBRA premiums required to continue group medical, dental and vision coverage for the Executive and the Executive’s covered dependents for a period of up to 12 months following the termination date; and (iii) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to the Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the Executive is entitled under the Company’s benefit plans and arrangements.

The foregoing summary is qualified in its entirety by reference to the full Change in Control Severance Agreement, a form of which is attached as Exhibit 10.1 hereto.

Amendment to Chief Executive Officer Employment Agreement

On June 10, 2020, the Company also entered into, with the Company’s Chief Executive Officer, Nathaniel A. Davis, an amendment to Mr. Davis’ employment agreement, including but not limited to the change in control provision.  For mutual consideration, including but not limited to, restrictive covenants including non-competition, non-solicitation, and confidentiality and an assignment of inventions covenant, the amendment provides that if Mr. Davis’ employment is terminated without cause or Mr. Davis resigns his employment for good reason, or a change of control then Mr. Davis would receive, subject to signing and not revoking a general release of claims, (i) a lump sum severance payment in an amount equal to three times his annual base salary, plus one times his target annual bonus (two times target annual bonus if such termination occurs within 24 months after a change in control); and (ii) 12 months of continued health, medical, dental and vision benefits.  The amendment confirms Mr. Davis’ restrictive covenants, which provide for certain additional payments if the Company chooses to enforce Mr. Davis’ post-termination non-compete covenant following a termination of Mr. Davis’ employment without cause or Mr. Davis’s resignation for good reason, in either case within 24 months following a change in control.  The amendment also provides that if any other Company named executive officer’s employment terms are changed so as to provide better terms and conditions of employment that those provided in Mr. Davis’ employment agreement, then Mr. Davis will receive those same improved terms and conditions of employment.

The foregoing summary is qualified in its entirety by reference to the full amendment to Mr. Davis’ employment agreement, which is attached as Exhibit 10.2 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1*	Form of Executive Change in Control Severance Agreement.
10.2*	Third Amendment to Second Amended and Restated Employment Agreement of Nathaniel A. Davis, dated June 10, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Denotes management compensation plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

Date:	June 11, 2020	By: /s/ Vincent W. Mathis
		Name:	Vincent W. Mathis
		Title:	Executive Vice President, General Counsel and Secretary